PLAN OF MERGER OF
                   MILLER SERVICES, INC. AND
                      ENERGY CELL, INC.
                           INTO
                   MILLER PETROLEUM, INC.

The undersigned corporations, in accordance with Section 48-902 of the Tennessee General Corporation Act, hereby adopt the following Plan of Merger

    ARTICLE 1. The parties hereto agree to effect this Merger.

    ARTICLE 2. The corporation to survive the Merger is Miller Petroleum,
               Inc., a Tennessee corporation, which shall continue under the same name.

    ARTICLE 3. The parties to this Plan of Merger are Miller Services, Inc.
               (hereafter "Services") and Energy Cell, Inc. (hereinafter "Cell") and Miller Petroleum, Inc. (hereafter *Petroleum"), all incorporated in the State of Tennessee.

    ARTICLE 4. No amendment to the charter of the surviving corporation is to be effected as part of the Merger.

    ARTICLE 5. The total number of shares of stock of all classes which the parties hereto have authority to issue is as follows:
                                                             No. Shares
                                               No. Shares   Issued & Out
Corporation          Class of Stock            Authorized     Standing
Petroleum         Common (without par value)      2,000         725
Cell              Common (without par value)      1,000         100
Services          Common (without par value)      1,000         100

    ARTICLE 6. The manner and treatment of the issued stock of Cell is as follows: Petroleum, the sole shareholder of Cell, will surrender the certificates representing all the shares of Cell. All shares of Cell shall be canceled. Shares of Petroleum Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding, as shares of Common Stock (without par value) of the surviving corporation.

    ARTICLE 7. The manner and basis of exchanging and converting the issued stock of Services is as follows: one share of issued and outstanding Common Stock (without par value) of Services shall be converted into 4.31 shares of Common Stock of (without par value) of Petroleum. Upon the surrender of certificates representing shares of Services stock by holders thereof; certificates for a proportionate number of Petroleum shall be issued in exchange by Petroleum. Shares of Petroleum Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shalt remain outstanding as shares of Common Stock (without par value) of the surviving corporation.

    ARTICLE 8. The principal offices of Petroleum, Services and Cell are located in Huntsville, Tennessee. Neither party to the Merger owns property the title to which could be affected by the recording of an instrument among the land records.

    ARTICLE 9. This Plan of Merger was duly adopted and approved by the
               Stockholders of Petroleum, Services and Cell, respectively, in each case by Written Consent of all Stockholders in lieu of a Special Meeting, dated September 10, 1996, in the manner and by the vote required by the laws of the State of Tennessee.

   ARTICLE 10. The Plan cf Merger is as follows:

   10.1 The Articles of Incorporation of Petroleum, as in effect on the effective date of their merger, shall continue in full force and effect as the Articles of Incorporation of Petroleum and shall not be changed or amended by the Merger.

   10.2 Petroleum reserves the right and power, after the effective date of the Merger, to alter, amend, change, or repeal any of the provisions contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on officers, directors or stockholders herein are subject to this reservation.

   10.3 The By-Laws of Petroleum, as such By-Laws exist on the effective date of the Merger, shall remain and be the By-Laws of Drilling until altered, amended or repealed, or until new By-Laws shall be adopted in accordance with the provisions thereof, the Articles of Incorporation, or in the manner permitted by the applicable provisions of law.

   10.4 The sole Director of Petroleum as of the effective date of the Merger shall continue in office until the next Annual Meeting of the Stockholders of Petroleum. The number of Directors of Petroleum shall continue to be one and shall be the following person: Deloy Miller.

         The following officers of Petroleum immediately prior to the effective date of the Merger shall continue in office after the effective date of the Merger and until the next Annual Meeting of the Board of Directors of Petroleum.

              Deloy Miller - President
              Lawrence LaRue - Secretary and Treasurer

   10.5 All the shares of issued and outstanding Common Stock (without par value) of Cell shall be canceled by Petroleum (the sole shareholder). Shares of Petroleum Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding as shares of Common Stock (without par value) of the surviving.

   10.6 On the effective date of the Merger, the separate existence Of Cell shall cease (except to the extent continued by statute), and all of its property, rights, privileges, and franchises, of whatsoever nature and description, shall be transferred to, vest in, and devolved upon the surviving corporation, without further act or deed. Confirmatory deeds, assignments or other like instruments, when deemed desirable by Petroleum to evidence such transfer, vesting or devolution of any property, right, privilege or franchise, shall at any time, or from time to time, be made and delivered in the name of Cell by the last acting officers surviving corporation.

   10.7 One share of issued and outstanding Common Stock (without par value) of Services shall be converted into 4.31 shares of Common Stock (without par value) of Petroleum. Upon the surrender of certificates representing shares of Services stock by holders thereof, certificates for a proportionate number of Petroleum shares shall be issued in exchange by Petroleum.
         Shares of Petroleum Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding as shares of Common
         Stock (without par value) of the surviving corporation.

   10.8 On the effective date of the Merger, the separate existence of Services shall cease (except to the extent continued by statute), and all of its property, rights, privileges, and franchises, of whatsoever nature and description, shall be transferred to, vest in, and devolve upon the surviving corporation, without further act or deed. Confirmatory deeds, assignments or other like instruments, when deemed desirable by Drilling to evidence such transfer, vesting or devolution of any property, right, privilege or franchise, shall at any time, or from time to time, be made and delivered in the name of Services by the last acting officers of the surviving corporation.

   10.9 The effective date of the merger shall be at 12:01 a.m., May 1, 1996.

                                   MILLER PETROLEUM, INC.

                              /s/Deloy Miller
                              President

                              MILLER SERVICES, INC.

                              /s/Deloy Miller
                              President

                              ENERGY CELL, INC.

                              /s/Deloy Miller
                              President